NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC.
9033 Red Branch Road, Columbia, MD 21045

AT THE COMPANY:
William P. Hales, President & CEO
(443) 367-5500 Tel.
(443) 367-5527 Fax

FOR IMMEDIATE RELEASE February 13, 2004	OTC: HMGN.OB

HEMAGEN REPORTS FIRST QUARTER FINANCIAL RESULTS

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, today reported operating results for the first fiscal quarter ended December 31, 2003. For the three-month period ended December 31, 2003, the net loss was $574,000 or $(0.06) per share, compared to a net loss of $ 396,000 or ($0.04) per share for the period ended December 31, 2002. After adjusting for non-cash charges including depreciation, amortization, and non-cash interest, the net loss for the quarter ended December 31, 2003 was $68,000 compared to a net loss of $15,000 for the quarter ended December 31, 2002.

Revenues for the quarter ended December 31, 2003 were $1,650,000 as compared to revenues of $1,985,000 for the quarter ended December 31, 2002, a decrease of $335,000 or 17%. The decrease in sales for the three-month period ended December 31, 2003 was attributable to lower sales of the Company’s Analyst product line of approximately $197,000, lower sales at the Company’s Raichem Division of $177,000 and lower Virgo autoimmune and infectious disease sales of $90,000. These reductions were offset by an increase of sales of approximately $144,000 to its 51% owned subsidiary in Brazil.

Gross Margins for the quarter ended December 31, 2003 were 33% of sales, which is consistent with the quarter ended December 31, 2002. Margins were maintained despite lower sales levels due to lower spending in the quarter ended December 31, 2003.

At December 31, 2003, Hemagen had working capital of $3,775,000 and a current ratio of 4.3 to 1.0 compared to working capital of $3,482,000 and a current ratio of 3.3 to 1.0 at December 31, 2002. Hemagen had $724,000 of cash on hand at December 31, 2003, as compared to cash on hand of $403,000 at December 31, 2002, an increase of $321,000.

William P. Hales, President and CEO, said, “we continue to make progress in improving our operations. We are pleased with the improvement in our first quarter despite the reduced sales levels. Sales for the quarter were negatively impacted by several of our larger distributors holding off on taking products in December 2003. To date, in our second quarter we have made up approximately half of the shortfall reported in the first quarter.”

HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	Dec 31, 2003	Dec 31, 2002
Revenues	$1,650,000	$1,985,000
Costs and Expenses:
Cost of Product sales	1,111,000	1,335,000
Research and development	49,000	53,000
Selling, general and administrative	573,000	660,000

Operating loss	(83,000)	(63,000)
Other expenses, net	(491,000)	(333,000)
Net loss	($ 574,000)	($ 396,000)

Net loss per share-Basic and Diluted	($ 0.06)	($ 0.04)

RECONCILIATION OF EARNINGS BEFORE NON-CASH CHARGES FOR THE THREE MONTH PERIODSENDED
DECEMBER 31, 2003 (UNAUDITED)

	Three Months Ended
	Dec 31, 2003	Dec 31, 2002
Net loss	($574,000)	($396,000)
Adjusted for:
Depreciation and Amortization	156,000	169,000
Non-cash amortization of debt discount	350,000	198,000
Other non-cash charges	--	14,000

Net loss before non cash charges	($ 68,000)	($ 15,000)

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Homage’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Homage’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.